                                                 Rule 424(b)(3)
                                                 Registration No. 333-15761


P R O S P E C T U S





                              VOTING TRUST CERTIFICATES

                      RELATING TO 5,000,000 SHARES OF COMMON STOCK,

                               PAR VALUE $1 PER SHARE,

                                         OF

                           GRAYBAR ELECTRIC COMPANY, INC.

                              --------------------

      The Voting Trust Certificates covered by this Prospectus are offered in connection with an invitation by the voting trustees (the "Voting Trustees") of the Graybar Electric Company, Inc. 1997 Voting Trust (the "1997 Voting Trust") to all holders of record of shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), issued by Graybar Electric Company, Inc. (the "Company"). All holders of shares of Common Stock are invited to deposit their shares of Common Stock in and become beneficiaries of the 1997 Voting Trust pursuant to the Voting Trust Agreement, dated as of April 1, 1997 (the "1997 Voting Trust Agreement"), and receive in exchange Voting Trust Certificates representing beneficial ownership of such shares. Shares of Common Stock deposited in the 1997 Voting Trust may not be withdrawn or voted by the beneficial holders for a period of ten years.

      Holders of shares of Common Stock who become beneficiaries of the 1997 Voting Trust agree to deposit in the 1997 Voting Trust all shares of Common Stock owned or subsequently acquired by them and to comply with the terms of the 1997 Voting Trust Agreement. This Prospectus also covers the issue of Voting Trust Certificates in exchange for additional shares of Common Stock which are required to be deposited and are deposited from time to time under the 1997 Voting Trust by shareholders who become beneficiaries of the 1997 Voting Trust.

      The Voting Trust Certificates are subject to certain limitations on transferability and to the right of the Company to repurchase them in certain circumstances. See "Summary of Certain Provisions of the 1997 Voting Trust Agreement--Restrictions on Transfer and Right of Company to Repurchase Voting Trust Certificates Under Certain Circumstances." No public market exists for the Company's Common Stock or for the Voting Trust Certificates, and no such markets are expected to develop.

                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                  THE DATE OF THIS PROSPECTUS IS JANUARY 21, 1997.

   NO PERSON HAS BEEN AUTHORIZED BY THE VOTING TRUSTEES TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE VOTING TRUSTEES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE VOTING TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITHIN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                              --------------------


                              TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----
   Available Information                                                   2
   The Company                                                             2
   Information Concerning the 1987 Voting Trust Agreement                  3
   Information Concerning the Voting Trustees                              3
   Summary of Certain Provisions of the 1997 Voting Trust Agreement        6
   Legal Matters                                                           9
   Reports to Security Holders                                             9
             Annex A--Voting Trust Agreement dated as of April 1, 1997

                              --------------------

                          AVAILABLE INFORMATION

   The Company and the Voting Trustees, as voting trustees under the Voting Trust Agreement, dated as of April 15, 1987 (the "1987 Voting Trust Agreement"), are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company and the Voting Trustees can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Suite 1300, 7 World Trade Center,
New York, New York 10048 and at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza,
450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                   THE COMPANY

   The Company, a New York corporation, is the issuer of the securities to be deposited under the 1997 Voting Trust Agreement. The Company's principal executive offices are located at 34 North Meramec Avenue, St. Louis, Missouri 63105, telephone number (314) 512-9200. Financial statements of the Company are not included in this Prospectus. Certain financial and other information regarding the Company may be obtained upon request addressed to the Secretary of the Company at its principal executive offices.

   The Company's authorized capitalization consists of 7,500,000 shares of Common Stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), of which 4,697,162 shares were issued and outstanding and 7,270 shares had been acquired by the Company and were held in its treasury as of December 16, 1996, and 300,000 shares of non-voting preferred stock, par value $20.00 per share (the "Preferred Stock"), of which 7,141 shares were issued and outstanding.


   All of the issued and outstanding shares of Common Stock and Preferred Stock are owned by employees and retirees of the Company.

            INFORMATION CONCERNING THE 1987 VOTING TRUST AGREEMENT

   Since 1928, substantially all of the issued and outstanding shares of Common Stock have been held by voting trustees under successive voting trust agreements. Approximately 95% of the issued and outstanding shares of Common Stock are presently held by the Voting Trustees as voting trustees under the 1987 Voting Trust Agreement, which expires by its terms on April 14, 1997. Voting trust certificates representing the shares of Common Stock deposited under the 1987 Voting Trust Agreement have been issued to the beneficial owners of such shares.

   In order to permit the beneficial owners of Common Stock to continue to act together concerning the management of the Company and voting on matters presented to the shareholders, the Board of Directors of the Company and the Voting Trustees, each of whom is an officer or employee of the Company and a member of its Board of Directors, have established, and recommend to the holders of the voting trust certificates issued under the 1987 Voting Trust Agreement that they elect to participate in, a new Voting Trust Agreement, dated as of April 1, 1997 (the "1997 Voting Trust Agreement"), among the Company, the Voting Trustees named therein and each holder of Common Stock who elects to become a party to the 1997 Voting Trust Agreement. See "Summary of Certain Provisions of the 1997 Voting Trust Agreement." Each of the current Voting Trustees under the 1987 Voting Trust Agreement has consented to act as a Voting Trustee under the 1997 Voting Trust Agreement.

   At any time on or after April 1, 1997, if holders of at least a majority of the voting trust certificates issued under the 1987 Voting Trust Agreement shall have become parties to the 1997 Voting Trust Agreement, the Voting Trustees under the 1987 Voting Trust Agreement may, in their discretion, cause the 1987 Voting Trust Agreement to terminate. Holders of voting trust certificates issued under the 1987 Voting Trust Agreement who elect to participate in the 1997 Voting Trust Agreement will receive new voting trust certificates issued under the 1997 Voting Trust Agreement (the "Voting Trust Certificates") in exchange for voting trust certificates issued under the 1987 Voting Trust Agreement.


                  INFORMATION CONCERNING THE VOTING TRUSTEES
   The names, positions with the Company and business addresses of the Voting Trustees are as follows:

                       NAME AND POSITION                                                BUSINESS ADDRESS
                       -----------------                                                ----------------
Carl L. Hall, Director, President and Chief Executive Officer                       34 North Meramec Avenue
                                                                                    St. Louis, Missouri 63105
Richard H. Haney, Director and Senior Vice President, Electrical Business           34 North Meramec Avenue
                                                                                    St. Louis, Missouri 63105
Golden W. Harper, Director and Vice President, Operations                           34 North Meramec Avenue
                                                                                    St. Louis, Missouri 63105
Robert L. Mygrant, Director and District Vice President, Tampa District             34 North Meramec Avenue
                                                                                    St. Louis, Missouri 63105
Richard D. Offenbacher, Director, District Vice President, Southeastern             34 North Meramec Avenue
   Comm/Data District                                                               St. Louis, Missouri 63105

   The sole occupation of each Voting Trustee is his employment with the Company, and each has been employed by the Company for more than five years. All communications to the Voting Trustees should be addressed to the Voting Trustees at their principal executive office, which is c/o Graybar Electric Company, Inc., P.O. Box 7231, St. Louis, Missouri 63177, telephone number
(314) 512-9200.

   As of December 16, 1996, each of the Voting Trustees owned of record and beneficially for his account voting trust certificates under the 1987 Voting Trust Agreement as follows:



                                                                    PERCENT OF
     NAME                       AMOUNT OWNED<Fa>                  CLASS OWNED<Fb>
     ----                       ----------------                  --------------
C.L. Hall                       6,192                              0.13%

R.H. Haney                      4,859                              0.10

G.W. Harper                     5,214                              0.11

R.L. Mygrant                    4,908                              0.10

R.D. Offenbacher.               3,436                              0.07

------------

<Fa>  The number of shares of Common Stock to which such voting trust certificates relate.

<Fb>  The Voting Trustees, as voting trustees under the 1987 Voting Trust
      Agreement, hold of record approximately 95% of the outstanding shares of Common Stock.

   No person owns of record and beneficially voting trust certificates under the 1987 Voting Trust Agreement representing more than 1% of the outstanding shares of Common Stock.

   None of the Voting Trustees has received or will receive remuneration for serving in such capacity. The table below sets forth the total compensation of the Voting Trustees during the three years ended December 31, 1995 in their capacities as officers and directors of the Company:


                                           SUMMARY COMPENSATION TABLE
                                                                      Annual Compensation
      Name and Principal                                        -----------------------------    All Other <F3>
           Position                               Year          Salary<F1>      Bonus<F1><F2>     Compensation
   ----------------------                         ----          ----------      -------------    --------------
   C.L. Hall,                                     1995          $217,800          $241,942          $38,439
   President and Chief                            1994           120,060           102,529           23,010
   Executive Officer <F4>                         1993            98,208            71,692           16,888

   R.H. Haney,                                    1995           137,500           130,488           24,704
   Senior Vice                                    1994            91,150            68,363           18,461
   President, Electrical                          1993            85,884            62,695           14,583
   Business

   G.W. Harper,                                   1995           128,860           122,288           29,686
   Vice President,                                1994           121,564           118,526           25,225
   Operations                                     1993           115,570            88,643           20,359

   R.L. Mygrant,                                  1995           103,172            69,125           21,187
   District Vice                                  1994            97,848            73,386           17,580
   President, Tampa                               1993            93,569            48,656           14,317
   District

   R.D. Offenbacher,                              1995            95,592            67,392           19,532
   District Vice                                  1994            89,564            67,173           18,122
   President,                                     1993            84,764            61,454           14,474
   Southeastern
   Comm/Data District

<F1> Includes amounts deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 10% of salary in 1993, 1994 and 1995; 2% to 15% of salary in 1996; 2% to 10% of bonus payments in 1993, 1994 and 1995; and 2% to 25% of bonus payments in 1996, together with an additional amount credited to the employee's deferred compensation account equal to the contribution to the Profit Sharing and Savings Plan that would have been made by the Company if such compensation had not been deferred. See <F3> below. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or

                                    -4-

     in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

<F2> Bonus paid on March 15th each year under the Company's Management
     Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales and profits, but may be varied at the discretion of the president and district vice presidents. Participants may earn a maximum of 150% of the applicable guideline.

<F3> Profit sharing contributions made during the years indicated.
     Contributions by the Company under the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual earnings. Except as otherwise provided in the Deed of Trust, the moneys held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the portion of the profit sharing payment earned by an employee in excess of the annual limitations imposed by Section 401 or 415 of the Internal Revenue Code was credited to his deferred compensation account or paid in cash. In 1995, $16,596 was credited to Mr. Hall's deferred compensation account in this regard. Similarly, $4,233, $8,718, $2,128 and $555 were credited to the deferred compensation accounts of Messrs. Haney, Harper, Mygrant and Offenbacher, respectively.

<F4> Mr. Hall became President and Chief Executive Officer on July 1, 1995.
     Prior thereto, he was Executive Vice President since October 1, 1994.


PENSION PLAN

        The Company has a qualified defined benefit pension plan covering all eligible full-time employees. Employees become fully vested after 5 years of service. After December 31, 1992, employees may retire and begin receiving pensions at the age of 65, or earlier if they are at least age 60 with 20 years of credited service. Prior to January 1, 1993, employees could retire and begin receiving pensions at age 55 with 20 years or more of credited service, at age 50 with 25 years of credited service, or any age with 30 years of credited service under the plan. Employees who had completed 15 years of service on December 31, 1992 may still retire and receive their entire benefit under the pre-1993 rule, but employees who had not completed 15 years of service on December 31, 1992 can receive only the benefit accrued on December 31, 1992 under the old rule, and the benefit accrued after that date under the new rule.

        The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to earnings and years of credited service without giving effect to any applicable Social Security offset:



                                                        Years of Service
                      --------------------------------------------------------------------------------
Compensation              20                25               30                35                40
------------          ---------         ---------         --------          ---------         --------
  $200,000            $ 40,000          $ 50,000          $ 60,000          $ 70,000          $ 80,000
   300,000              60,000            75,000            90,000           105,000           120,000
   400,000              80,000           100,000           120,000           140,000           160,000
   600,000             120,000           150,000           180,000           210,000           240,000
   800,000             160,000           200,000           240,000           280,000           320,000


        An employee's annual pension income is based on the employee's average earnings during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of credited service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 1995, the years of credited service for the Voting Trustees were as follows: C.L. Hall - 36, R.H. Haney
- 33, G.W. Harper - 38, R.L. Mygrant - 31 and R.D. Offenbacher - 27. The amounts of salary and bonus in the compensation table on page 4 are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

      SUMMARY OF CERTAIN PROVISIONS OF THE 1997 VOTING TRUST AGREEMENT

    The statements under this heading relating to the 1997 Voting Trust Agreement are summaries of certain of its provisions and do not purport to be complete. Such summaries are qualified in their entirety by reference to the 1997 Voting Trust Agreement, a copy of which appears as Annex A to this Prospectus and which is incorporated herein by reference. All section references are to the 1997 Voting Trust Agreement.

    General. The 1997 Voting Trust Agreement provides for the deposit thereunder only of Common Stock or voting stock of the Company or a successor corporation issued in respect of the Common Stock in connection with a recapitalization or reclassification of the Common Stock or merger or consolidation of the Company into another corporation. Such securities may not be withdrawn by the beneficial owners prior to the expiration or termination of the 1997 Voting Trust Agreement. The certificates representing shares of Common Stock deposited under the 1997 Voting Trust Agreement must be deposited, within a reasonable time after receipt thereof by the Voting Trustees, either in a safe deposit box rented by the Voting Trustees or with a depositary bank or trust company located in the County of St. Louis, State of Missouri. No such depositary has been appointed and the Voting Trustees have no present intention of making any such appointment. (Section 6.02)

    The Voting Trust was originally established in 1928 as a security device in connection with the purchase by the Company of the wholesale supply business of Western Electric Company, Incorporated. The Voting Trust arrangement has been continued since its inception by the periodic adoption, as permitted by applicable law, of successive Voting Trust Agreements by substantially all of the shareholders of the Company. In connection with the adoption of each new Voting Trust Agreement, management has recommended to shareholders that the Voting Trust arrangement be continued because it believed that the operation of the business of the Company had been successfully conducted under such arrangement and such arrangement was in the best interests of the Company.

    The 1997 Voting Trust Agreement is dated as of April 1, 1997 and will expire on March 31, 2007 unless extended or sooner terminated as provided therein. The 1997 Voting Trust Agreement may be terminated at any time by a majority of the Voting Trustees or by the holders of Voting Trust Certificates representing at least 75% of the number of shares of Common Stock deposited under the 1997 Voting Trust Agreement. At any time within six months prior to the expiration of the 1997 Voting Trust Agreement, one or more holders of Voting Trust Certificates may, by agreement in writing with the Voting Trustees and the Company, extend the duration of the 1997 Voting Trust Agreement for an additional period not exceeding ten years. Any such extension will be binding only upon holders of Voting Trust Certificates who consent thereto. (Section 6.04)

    The 1997 Voting Trust Agreement may be amended or modified at any time by a majority of the Voting Trustees, the Company and the holders of Voting Trust Certificates representing at least 75% of the number of shares of Common Stock deposited under the 1997 Voting Trust Agreement. Such amendment or modification, if made, could affect the rights of the then existing holders of Voting Trust Certificates. (Section 6.03)

    The 1997 Voting Trust Agreement is governed by the laws of the State of New York. Under the Business Corporation Law of the State of New York, holders of Voting Trust Certificates are given the right to inspect the books and records of the Company under certain circumstances. The Company intends to furnish copies of its Annual Report to holders of Voting Trust Certificates. (Section 6.08)

    Voting Trustees. Voting Trustees must be employees of the Company and any Voting Trustee who for any cause, including retirement on a pension, ceases to be an employee of the Company automatically ceases to be a Voting Trustee. Any Voting Trustee may at any time resign and may be removed by holders of Voting Trust Certificates representing at least 66-2/3% of the number of shares of Common Stock deposited under the 1997 Voting Trust Agreement. (Section 5.01)

    Vacancies in the office of Voting Trustee will be filled by a majority of the remaining Voting Trustees, unless there shall be less than three Voting Trustees in office, in which event the vacancies shall be filled by the Board of Directors of the Company. No Voting Trustee who has been previously removed from office may be redesignated or elected a Voting Trustee without the approval of holders of Voting Trust Certificates representing at least 66-2/3% of the number of shares of Common Stock deposited under the 1997 Voting Trust Agreement. (Section 5.01)

    The 1997 Voting Trust Agreement provides that the Voting Trustees, in exercising the rights and powers granted to them, shall exercise their best judgment in securing the election of suitable directors for the Company and in voting on or consenting to other matters. Voting Trustees may be, and may vote for themselves as, directors of the Company. No person is disqualified from acting as a Voting Trustee by reason of any personal interest in the Company and a Voting Trustee may deal with the Company as fully as if he did not hold such office. The Voting Trustees may execute any of the trusts or powers or perform any of the duties under the 1997 Voting Trust Agreement either directly or by or through agents or attorneys appointed by them. Any action required or permitted to be taken by the Voting Trustees may be taken by vote or written consent of a majority of the Voting Trustees. (Section 5.02)

    As specified in the 1997 Voting Trust Agreement, Voting Trustees and their agents and attorneys are not liable to holders of Voting Trust Certificates or the Company except for their individual willful misconduct. The Company has agreed to indemnify each Voting Trustee and each agent or attorney of the Voting Trustees for, and to hold him harmless against, any tax, loss, liability or expense incurred for any reason, except his own individual willful misconduct, arising out of or in connection with the acceptance or administration of the Voting Trust and the performance of his duties and obligations and the exercise of his rights and powers thereunder. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to the Voting Trustees pursuant to the foregoing provisions, the Voting Trustees have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Company has also agreed to pay the reasonable expenses incurred by the Voting Trustees in connection with the performance of their duties and obligations under the 1997 Voting Trust Agreement. In consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the holders of Voting Trust Certificates, the 1997 Voting Trust Agreement provides that, in the event the Company fails or is unable to provide such indemnification or pay such expenses, the holders of Voting Trust Certificates will do so and the responsibility therefor will be allocated among them ratably in proportion to the number of shares of Common Stock represented by their respective Voting Trust Certificates. The obligations of the Company and the holders of Voting Trust Certificates are payable from any funds or other assets held by the Voting Trustees for their respective accounts. (Sections 5.03 and 5.04)

    No bond is to be posted by the Voting Trustees with respect to their performance under the 1997 Voting Trust Agreement.

    Voting. Except as set forth below, the Voting Trustees are entitled in their discretion and using their best judgment to vote on or consent to the election of directors of the Company and the ratification, approval or disapproval of any other action or proposed action of the Company. The Voting Trustees, each of whom is currently a director of the Company, are specifically authorized to vote for themselves as directors of the Company under the terms of the 1997 Voting Trust Agreement. The Voting Trustees may not, without the consent of the holders of Voting Trust Certificates representing at least 75% of the aggregate number of shares of Common Stock then deposited under the 1997 Voting Trust Agreement, vote on or consent to the merger or consolidation of the Company into another corporation, the sale of all or substantially all of the Company's assets, or the liquidation and dissolution of the Company. (Section 4.02)

    Dividends. All dividends payable with respect to shares of Common Stock deposited under the 1997 Voting Trust Agreement are payable to the Voting Trustees as the owners of record of such shares. The Voting Trustees will retain, subject to the terms of the 1997 Voting Trust Agreement, all shares of Common Stock received as a stock dividend, and will deliver to each holder of a Voting Trust Certificate representing shares of Common Stock on which such stock dividend shall have been paid an additional Voting Trust Certificate for the number of shares received as a dividend with respect to such Common Stock. The Voting Trustees will pay or cause to be paid to the holders of Voting Trust Certificates an amount equal to any cash dividend and any distribution paid other than in cash or Common Stock. (Section 4.03)

    Subscription Offers and Employee Plans. Any shares of Common Stock subscribed for on behalf of, or acquired by, a holder of a Voting Trust Certificate pursuant to a subscription offer or employee plan or otherwise must be deposited with the Voting Trustees and will be held by them subject to the terms of the 1997 Voting Trust Agreement. The Voting Trustees will deliver to the holders of Voting Trust Certificates on whose behalf any such shares of Common Stock are deposited additional Voting Trust Certificates for such shares. (Sections 4.04 and 4.05)

    Recapitalization or Reclassification of Common Stock. In the event of a recapitalization of the Company or reclassification of the Common Stock, the Voting Trustees will hold, subject to the terms of the 1997 Voting Trust Agreement, any shares of voting stock of the Company issued in respect of shares of Common Stock deposited under the 1997 Voting Trust Agreement. In such case, issued and outstanding Voting Trust Certificates may remain outstanding or the Voting Trustees may substitute new certificates in appropriate form. (Section 4.06)

    Reorganization of the Company. Depending on the terms of any agreement pursuant to which the Company is merged or consolidated into another corporation, the Voting Trustees either will hold, subject to the terms of the 1997 Voting Trust Agreement, any shares of voting stock of the successor corporation issued to them in respect of the Common Stock deposited under the 1997 Voting Trust Agreement (in which case issued and outstanding Voting Trust Certificates may remain outstanding or the Voting Trustees may substitute new certificates in appropriate form), or will distribute such shares to the holders of Voting Trust Certificates in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates. In any event, any other consideration received as a result of such reorganization will be distributed ratably to the holders of Voting Trust Certificates. (Section 4.08)

    Dissolution of the Company. In the event of the dissolution and liquidation of the Company, the Voting Trustees will distribute any money, securities, rights or property received by them as the record owners of Common Stock ratably to the holders of Voting Trust Certificates. (Section 4.07)

    Restrictions on Transfer and Right of the Company to Repurchase Voting Trust Certificates Under Certain Circumstances. The 1997 Voting Trust Agreement provides that the Voting Trustees need not recognize any claim of a holder of a Voting Trust Certificate who has obtained such certificate in contravention of any of the provisions of the Restated Certificate of Incorporation, as amended, of the Company in effect at the time such Voting Trust Certificate was so obtained, and further provides that Voting Trust Certificates issued under the 1997 Voting Trust Agreement are held by each holder upon and subject to the same terms and conditions upon which shares of Common Stock are held pursuant to the provisions of the Restated Certificate of Incorporation, as amended, of the Company. (Sections 3.01 and 4.09)

    The following is a brief summary of the provisions of the Company's Restated Certificate of Incorporation, as amended, which place restrictions and limitations on the holding and sale, transfer or pledge of Common Stock. Such provisions are equally applicable to Voting Trust Certificates.

    No holder of Common Stock may sell, transfer or otherwise dispose of any shares of Common Stock without first offering the Company the option to purchase such shares within 30 days after said offer at the purchase price of $20 per share, with appropriate adjustment for regular dividends, if any, declared and paid at the end of the quarter in which such offer is made. The Company also has the option to purchase the Common Stock of any shareholder who ceases to be an employee of the Company for any reason other than death or retirement on a pension (except a deferred pension, in which case the holder must surrender his shares or Voting Trust Certificates as a condition to eligibility for and entitlement to such deferred pension) at the same price at any time after termination of employment until 30 days after the holder makes an offer to sell said Common Stock to the Company. In the event of the death of any shareholder, the Company has the option to purchase all or any part of his Common Stock from his estate at the purchase price hereinabove referred to at any time after the expiration of one year from the date of death until 30 days after such Common Stock shall have been offered to the Company; provided, however, that the estate of such deceased shareholder may offer to sell said shares to the Company within such one-year period, in which event the Company's option terminates within 30 days from such offer. In the past, the Company has always exercised the options referred to above and expects to continue exercising such options.

    No shareholder may hypothecate or pledge any shares of Common Stock, except under an agreement of hypothecation or pledge containing provisions permitting the Company to exercise the options referred to above and to redeem the pledge of shares in the event of default upon payment of the lesser of the amount due on the pledge or the purchase price hereinabove referred to with suitable provisions for redemption by the shareholder or payment to him of any balance to which he may be entitled. No shareholder may transfer or place any shares of Common Stock, or Voting Trust Certificates representing shares, into a trust, except that the Company will, under certain circumstances, permit such transfer or placement upon receipt of a written agreement from the trustees and the shareholder in form satisfactory to the Company providing that such shareholder retains the right to direct the action to be taken by the trustees on any matter submitted to a vote by holders of shares of Common Stock or Voting Trust Certificates and permitting the Company to exercise the options referred to above and to redeem the shares, or Voting Trust Certificates representing shares, if any party other than the holder or the trustee shall claim or establish ownership of or interest in the shares, or Voting Trust Certificates representing shares, and requiring the trustees to comply with all provisions of the Restated Certificate of Incorporation, as amended, relating to transfers of shares.


                                LEGAL MATTERS

    The legality of the Voting Trust Certificates offered hereby will be passed upon by Whitman Breed Abbott & Morgan, 200 Park Avenue, New York, New York 10166, counsel for the Company and the Voting Trustees.


                       REPORTS TO SECURITY HOLDERS

    The 1997 Voting Trust Agreement does not provide for the Voting Trustees to furnish reports to the holders of Voting Trust Certificates. The Company furnishes annual and quarterly reports and information statements to its shareholders, including all persons listed on the books of the Voting Trustees as holders of Voting Trust Certificates.

    The 1997 Voting Trust Agreement does not provide for the inspection of the transfer books and list of certificate holders by the holders of Voting Trust Certificates. Such holders, however, will have the rights set forth in
Section 621(b) of the New York Business Corporation Law, which provides as follows:

        "The trustee or trustees shall keep available for inspection by holders of voting trust certificates at his or their office or at a place designated in such agreement or of which the holders of voting trust certificates have been notified in writing, correct and complete books and records of account relating to the trust, and a record containing the names and addresses of all persons who are holders of voting trust certificates and the number and class of shares represented by the certificates held by them and the dates when they became the owners thereof. The record may be in written form or any other form capable of being converted into written form within a reasonable time."

In addition, a copy of the 1997 Voting Trust Agreement and the list of holders of Voting Trust Certificates will be on file in the principal executive office of the Company and will be available for inspection by any shareholder of the Company or any holder of Voting Trust Certificates.

                                                          ANNEX A


                 GRAYBAR ELECTRIC COMPANY, INC.





            -----------------------------------------


                     VOTING TRUST AGREEMENT

            -----------------------------------------







                    Dated as of April 1, 1997

                              INDEX
                                                             Page
                                                             ----
PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1


                            ARTICLE I

                           DEFINITIONS

     Section 1.01.  Agent. . . . . . . . . . . . . . . . . .  A-1
     Section 1.02.  Certificate of Incorporation . . . . . .  A-1
     Section 1.03.  Common Stock . . . . . . . . . . . . . .  A-1
     Section 1.04.  Corporation. . . . . . . . . . . . . . .  A-1
     Section 1.05.  1997 Voting Trust. . . . . . . . . . . .  A-1
     Section 1.06.  Non-participating Shareholders . . . . .  A-2
     Section 1.07.  Participating Shareholders . . . . . . .  A-2
     Section 1.08.  Register . . . . . . . . . . . . . . . .  A-2
     Section 1.09.  Shareholders . . . . . . . . . . . . . .  A-2
     Section 1.10.  Stock Certificates . . . . . . . . . . .  A-2
     Section 1.11.  Voting Trust Agreement . . . . . . . . .  A-2
     Section 1.12.  Voting Trust Certificates. . . . . . . .  A-2
     Section 1.13.  Voting Trustees. . . . . . . . . . . . .  A-2

                           ARTICLE II

                          PARTICIPATION

     Section 2.01.  Election to Participate. . . . . . . . .  A-2
     Section 2.02.  Delivery of Voting Trust Certificates. .  A-2

                           ARTICLE III

                    VOTING TRUST CERTIFICATES

     Section 3.01.  Form of Voting Trust Certificates. . . .  A-3
     Section 3.02.  Execution. . . . . . . . . . . . . . . . A-10
     Section 3.03.  Exchange, Registration and Registration
          of Transfer. . . . . . . . . . . . . . . . . . . . A-11
     Section 3.04.  Mutilated, Destroyed, Lost or Stolen
          Voting Trust Certificates. . . . . . . . . . . . . A-11

                           ARTICLE IV

            CONCERNING THE PARTICIPATING SHAREHOLDERS

     Section 4.01.  Rights of Participating Shareholders . . A-12
     Section 4.02.  Voting . . . . . . . . . . . . . . . . . A-12
     Section 4.03.  Dividends. . . . . . . . . . . . . . . . A-12
     Section 4.04.  Subscription Offers. . . . . . . . . . . A-12
     Section 4.05.  Employee Plans . . . . . . . . . . . . . A-13
     Section 4.06.  Recapitalization or Reclassification of
          Common Stock . . . . . . . . . . . . . . . . . . . A-13
     Section 4.07.  Dissolution of the Corporation . . . . . A-13
     Section 4.08.  Reorganization of the Corporation. . . . A-13

                                    -i-

     Section 4.09.  Restrictions on Transfer . . . . . . . . A-14
     Section 4.10.  Exchange of Voting Trust Certificates for
          Stock Certificates . . . . . . . . . . . . . . . . A-14
     Section 4.11.  Meetings of Participating Shareholders . A-14

                            ARTICLE V

                 CONCERNING THE VOTING TRUSTEES

     Section 5.01.  Appointment and Qualification;
          Vacancies. . . . . . . . . . . . . . . . . . . . . A-15
     Section 5.02.  Rights and Powers. . . . . . . . . . . . A-15
     Section 5.03.  Limitation on Liability;
          Indemnification. . . . . . . . . . . . . . . . . . A-16
     Section 5.04.  Compensation and Expenses. . . . . . . . A-17

                           ARTICLE VI

                          MISCELLANEOUS

     Section 6.01.  Appointment of Agents. . . . . . . . . . A-17
     Section 6.02.  Deposit of Stock Certificates. . . . . . A-18
     Section 6.03.  Amendment. . . . . . . . . . . . . . . . A-18
     Section 6.04.  Termination and Extension. . . . . . . . A-18
     Section 6.05.  Notices. . . . . . . . . . . . . . . . . A-18
     Section 6.06.  Successors and Assigns . . . . . . . . . A-18
     Section 6.07.  Counterparts . . . . . . . . . . . . . . A-18
     Section 6.08.  Governing Law. . . . . . . . . . . . . . A-19
     Section 6.09.  Severability . . . . . . . . . . . . . . A-19
     Section 6.10.  Headings; Table of Contents. . . . . . . A-19

     THIS VOTING TRUST AGREEMENT, dated as of April 1, 1997, among such holders of shares (the "Participating Shareholders") of common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), of GRAYBAR ELECTRIC COMPANY, INC., a New York corporation (the "Corporation"), who shall become parties to this Voting Trust Agreement as hereinafter provided, Carl L. Hall, Richard H. Haney, Golden W. Harper, Robert L. Mygrant and Richard D. Offenbacher, as voting trustees (the "Voting Trustees"), and the Corporation.

                           WITNESSETH:

     WHEREAS, substantially all of the issued and outstanding shares of Common Stock of the Corporation are owned of record by voting trustees under a voting trust agreement dated as of April 15, 1987, which agreement, unless extended or sooner terminated as provided therein, will terminate on April 14, 1997; and

     WHEREAS, the Participating Shareholders believe it is advisable and in the best interests of the Corporation and the Participating Shareholders to enter into this Voting Trust Agreement in order to secure continuity and stability of policy and management of the Corporation by acting together with respect to the voting on or consenting to certain matters that may be acted upon by the holders of Common Stock;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

     For all purposes of this Voting Trust Agreement, the following terms shall have the respective meanings specified in this
Article I.

     SECTION 1.01. "Agent" shall mean each of the individuals, and their respective successors, appointed as an Agent of the Voting
Trustees pursuant to the provisions of Section 6.01 hereof.

     SECTION 1.02. "Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of the Corporation as from time to time amended.

     SECTION 1.03. "Common Stock" shall mean the common stock, par value $1.00 per share with a stated value of $20.00 per share, of the Corporation.

     SECTION 1.04.  "Corporation" shall mean Graybar Electric
Company, Inc., a New York corporation, and its successors.

     SECTION 1.05. "1997 Voting Trust" shall mean the trust created pursuant to the provisions of this Voting Trust Agreement.

     SECTION 1.06. "Non-participating Shareholders" shall mean the holders of shares of Common Stock who do not become parties to this Voting Trust Agreement.

     SECTION 1.07. "Participating Shareholders" shall mean the beneficial owners of shares of Common Stock who have become parties to this Voting Trust Agreement pursuant to the provisions of
Section 2.01 hereof.

     SECTION 1.08.  "Register" shall mean the register or
registers, to be maintained by the Voting Trustees pursuant to the provisions of Section 3.03(b) hereof, in which the Voting Trustees shall register the original issuance and transfer of Voting Trust
Certificates.

     SECTION 1.09. "Shareholders" shall mean all record and beneficial owners of shares of Common Stock, including, but not limited to, Participating Shareholders.

     SECTION 1.10.  "Stock Certificates" shall mean the
certificates representing shares of Common Stock, whether or not the same shall have been deposited with the Voting Trustees pursuant to this Voting Trust Agreement.

     SECTION 1.11. "Voting Trust Agreement" shall mean this Voting Trust Agreement, dated as of April 1, 1997, among the Participating Shareholders, the Voting Trustees and the Corporation, as it may hereafter be amended or modified pursuant to the provisions of
Section 6.03 hereof.

     SECTION 1.12.  "Voting Trust Certificates" shall mean the
Voting Trust Certificates, substantially in the form set forth in
Section 3.01 hereof, issued to the Participating Shareholders pursuant to the terms of Section 2.02 hereof.

     SECTION 1.13. "Voting Trustees" shall mean Carl L. Hall, Richard H. Haney, Golden W. Harper, Robert L. Mygrant and Richard
D. Offenbacher, and their survivors or survivor and their or his successors or successor, as voting trustees, appointed pursuant to the provisions of Section 5.01 hereof.


                           ARTICLE II

                          PARTICIPATION

     SECTION 2.01. Election to Participate. Each Shareholder may elect to participate in the 1997 Voting Trust by (i) executing and delivering a copy of this Voting Trust Agreement, either in person or by a duly authorized attorney-in-fact, and (ii) depositing or causing to be deposited with the Voting Trustees one or more Stock Certificates representing the shares of Common Stock beneficially owned by him.

     SECTION 2.02. Delivery of Voting Trust Certificates. (a) Upon receipt by the Voting Trustees of (i) a copy of this Voting Trust Agreement duly executed by a Participating Shareholder or his or her duly authorized attorney-in-fact and (ii) one or more Stock Certificates representing the shares of Common Stock beneficially owned by such Participating Shareholder, the Voting Trustees will deliver to the Participating Shareholder one or more Voting Trust Certificates representing beneficial ownership of the number of shares of Common Stock deposited by or on behalf of the Participating Shareholder with the Voting Trustees.

     (b) Upon receipt by the Voting Trustees, on behalf of a Participating Shareholder, as the record owner of shares of Common Stock beneficially owned by such Participating Shareholder, of additional shares of Common Stock, whether as a result of a stock dividend or stock split or pursuant to directions given to the Corporation by such Participating Shareholder or his or her duly authorized attorney-in-fact concerning shares of Common Stock purchased pursuant to a subscription offer made to eligible employees of the Corporation or otherwise, the Voting Trustees will deliver to such Participating Shareholder one or more additional Voting Trust Certificates representing beneficial ownership of the number of shares of Common Stock received by the Voting Trustees on behalf of such Participating Shareholder.

     (c) The Voting Trustees shall not in any event be required to deliver Voting Trust Certificates representing the beneficial ownership of a fraction of a share of Common Stock, but may in lieu thereof deliver in respect of such fractional interests either scrip for Stock Certificates, cash received by the Voting Trustees from the Corporation or scrip for Voting Trust Certificates.


                           ARTICLE III

                    VOTING TRUST CERTIFICATES

     SECTION 3.01. Form of Voting Trust Certificates. The Voting Trust Certificates shall be substantially in the following form:

           [FORM OF FACE OF VOTING TRUST CERTIFICATE]

No. .......                                    ............Shares


                 GRAYBAR ELECTRIC COMPANY, INC.
                        1997 VOTING TRUST
                    VOTING TRUST CERTIFICATE

     THIS VOTING TRUST CERTIFICATE certifies that, as provided herein and in the Voting Trust Agreement dated as of April 1, 1997 (the "Voting Trust Agreement") among certain holders of shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), of Graybar Electric Company, Inc., a New York corporation (the "Corporation"), the Voting Trustees appointed pursuant to the Voting Trust Agreement and the Corporation, will be entitled to receive, in respect of shares of Common Stock deposited with the Voting Trustees, upon surrender of this Voting Trust Certificate, a certificate or certificates representing the number of shares of Common Stock set forth above or, in lieu thereof as provided in the Voting Trust Agreement, such number of shares of voting stock of the Corporation or any successor corporation or such other property as the holder of this Voting
Trust Certificate may be entitled to receive as the result of any recapitalization or reclassification of the Common Stock or any merger or consolidation of the Corporation into another corporation.
As provided in the Voting Trust Agreement, this Voting Trust Certificate may not be so exchanged prior to the termination of the trust (the "1997 Voting Trust") created thereby, which will occur on March 31, 2007 unless the 1997 Voting Trust is sooner terminated.

     All dividends payable with respect to shares of Common Stock to which this Voting Trust Certificate relates are payable to the Voting Trustees as the owners of record of such shares of Common Stock. The Voting Trust Agreement provides that the Voting Trustees will retain any shares of Common Stock which are received as dividends on shares of Common Stock deposited with the Voting Trustees and will deliver to the registered holder of this Voting Trust Certificate one or more additional Voting Trust Certificates, in form similar hereto, representing beneficial ownership of the number of shares of Common Stock so received by the Voting Trustees in respect of this Voting Trust Certificate. The Voting Trust Agreement further provides that the Voting Trustees will pay or cause to be paid to the registered holder of this Voting Trust Certificate amounts equal to any cash dividends paid on shares of Common Stock deposited with the Voting Trustees by the registered holder of this Voting Trust Certificate. In the event that any dividend or distribution other than in cash or Common Stock is received by the Voting Trustees, the Voting Trustees shall distribute or cause to be distributed the same among the registered holders of Voting Trust Certificates ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates.

     Except as expressly provided in Section 4.02(b) of the Voting Trust Agreement and in the proviso to this sentence, the registered holder of this Voting Trust Certificate shall have no right, and the Voting Trustees shall possess and be entitled in their discretion to exercise the right, to vote on or consent to the election of directors of the Corporation or the ratification, approval or disapproval of any action or proposed action of the Corporation; provided, however, that without the consent of the holders of Voting Trust Certificates representing at least 75% of the shares of Common Stock deposited with the Voting Trustees under the Voting Trust Agreement, the Voting Trustees shall not vote on or consent to the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets or its liquidation and dissolution.

     Any funds or other assets held by the Voting Trustees for the respective accounts of the Corporation or the Participating Shareholders may be used to satisfy their obligations under Sections 5.03(c) and 5.04(b) of the Voting Trust Agreement to indemnify the Voting Trustees and to pay or reimburse them for expenses, disbursements and advances under certain circumstances.

     This Voting Trust Certificate is issued pursuant to, and the rights of the holder hereof are subject to, the provisions of the Voting Trust Agreement which set forth the rights, duties and obligations of the Voting Trustees and the holders of the Voting Trust Certificates. An original counterpart of the Voting Trust Agreement is on file at the executive offices of the Corporation, which are presently located at 34 North Meramec Avenue, St. Louis, Missouri 63105-3882. As provided in the Voting Trust Agreement, the registered holder of this Voting Trust Certificate is bound by the provisions of the Restated Certificate of Incorporation of the Corporation with the same effect as if this Voting Trust Certificate were a certificate for shares of Common Stock. Reference is hereby made to the provisions of the Restated Certificate of Incorporation of the Corporation printed on the reverse hereof for a description of the designations, preferences, privileges and voting powers of the Common Stock, the restrictions on transfer applicable thereto and hereto and the option of the Corporation under certain circumstances to purchase the shares of Common Stock the beneficial ownership of which is represented by this Voting Trust Certificate, to all of which the holder hereof consents.

     This Voting Trust Certificate shall not become valid for any purpose until there shall have been affixed hereto the manual or facsimile signature of at least one of the Voting Trustees and at least one of the Agents of the Voting Trustees holding office pursuant to Section 6.01 of the Voting Trust Agreement.

Dated:



                            By-----------------------------------
                                          Voting Trustee


--------------------------------------
               Agent


     There shall also be set forth on the margin of the face of the Voting Trust Certificate the following statement:

          THE SALE, TRANSFER OR PLEDGE OF THIS VOTING TRUST CERTIFICATE IS SUBJECT TO THE RESTRICTIONS AND LIMITATIONS, INCLUDING CERTAIN OPTIONS TO THE CORPORATION TO PURCHASE THE SHARES REPRESENTED HEREBY, SET FORTH ON THE REVERSE HEREOF.

          [FORM OF REVERSE OF VOTING TRUST CERTIFICATE]

     The holder of this Voting Trust Certificate shall be bound by the provisions of the Restated Certificate of Incorporation of the Corporation, as from time to time amended, with the same effect as if this Voting Trust Certificate were a certificate for shares of Common Stock; and this Voting Trust Certificate shall be subject to the same restrictions on transfer and the Corporation shall have the same rights with respect to the purchase of this Voting Trust Certificate as the Corporation has with respect to the purchase of shares of Common Stock pursuant to such Restated Certificate of Incorporation. The applicable provisions of the Restated Certificate of Incorporation presently in effect are as follows:

          "B.  The common stock shall be designated as `Common Stock.'

               "(a) No holder of Common Stock shall sell, transfer, or otherwise dispose of any shares of such stock to any party other than the corporation without first offering to sell said shares to the corporation at the price for which said shares were issued by the corporation (or in the event of any change, subdivision, combination or reclassification of said shares, then at the price for which were issued the shares so changed, subdivided, combined or reclassified into the shares so offered to the corporation), plus an amount equal to dividends accrued on said stock from the beginning of the calendar quarter to be paid at the close of such calendar quarter only if a dividend for said quarter is declared, and tendering to the corporation the certificates therefor duly endorsed in proper form for transfer, and the corporation is hereby given an option to purchase all or any part of the Common Stock held by such holder at the price aforesaid good from the date of such offer and tender until the expiration of thirty (30) days after said date. Nothing in this Section B contained, however, shall be construed to prevent any holder of shares of Common Stock from transferring such shares to voting or other trustees under a voting trust agreement, or under any other agreement relating to stock of the corporation approved by the board of directors of the corporation or to prevent any subscriber to the Common Stock from causing the stock subscribed for by him from being issued direct to such voting or other trustees and in either event receiving voting trust certificates or other certificates of interest covering the shares so transferred to or issued to such voting or other trustees; and in the event that shares of Common Stock of the corporation shall be transferred to or issued to such voting or other trustees, the voting trust certificates or other certificates of interest so issued to such stockholders or subscribers shall be held by each and every owner thereof subject to the same terms and conditions as provided in this Section B for shares of Common Stock of the corporation; and the terms "shares," "stock," "Common Stock," "shares of stock," "shares of Common Stock,"
          "stock certificates," or "certificates for stock" whenever used in this Section B shall be deemed to include voting trust certificates or other certificates of interest covering shares of Common Stock of the corporation unless otherwise stated, and the term
          ''stockholder'' as used in this Section B shall also be deemed to include the owner of such voting trust certificates or other certificates of interest covering shares of Common Stock of the corporation.

               "(b) The corporation is hereby given an option in the event of the death of the holder of any shares of Common Stock of the corporation to purchase from his estate all or any part of such shares at the price per share provided in paragraph (a) of this Section B, at any time from and after the expiration of one year from the date of his death until thirty (30) days after such shares shall have been offered for sale to the corporation at the said price and certificates for said shares of stock duly endorsed in proper form for transfer shall have been tendered to the corporation, accompanied by any other papers necessary or proper to effect a valid transfer. The option in this paragraph (b) given to the corporation, however, is subject to the provision that in the event the estate of any deceased stockholder shall offer to sell and shall tender to the corporation at any time before the expiration of the period of one year from the date of death of such deceased stockholder any stock held by his estate, the option shall terminate unless within thirty
          (30) days from the time said stock is presented to the corporation for purchase, the corporation shall purchase said stock at the said purchase price.

               "(c) In the event that any holder of Common Stock ceases to be an employee of the corporation, or of a subsidiary corporation, for any cause other than death or retirement on a pension allowed by the corporation or by such subsidiary corporation, the corporation is hereby given an option to purchase all the Common Stock held by such stockholder at the price provided in paragraph (a) of this Section B good from the date such holder ceases to be an employee as aforesaid until the expiration of thirty (30) days after he has made an offer to the corporation to sell said stock at said price and a tender of the certificates therefor duly endorsed in proper form for transfer.

               "(d) All offers for sale of shares to the corporation and tenders of certificates for such shares must be made at the principal office of the corporation, in the County of St. Louis, State of Missouri or such other place as the corporation shall designate by notice in writing to stockholders of record. In the event of any such offer and tender, the mailing of a check for the purchase price as determined pursuant to the provisions of paragraph (a) of this Section B of the shares under option to the seller at the address shown upon the books of the corporation or in the event that the seller is a holder of a voting trust certificate at the address shown upon the books of the voting trustees or at any other address furnished by the seller for such purpose at any time within the option period shall be deemed to be due exercise of the option. The corporation may at any time, whether or not such offer and tender has been made, exercise any option to purchase, redeem, or otherwise acquire any shares of stock of the corporation granted to it hereunder by mailing notice of its election so to do to the record holder of the stock covered thereby at his address as shown upon the stock books of the corporation, or in case of voting trust certificates or other certificates of interest covering stock of the corporation then at the address of the owner thereof as shown upon the books of the voting or other trustees. Said notice shall state in substance that the corporation has elected to exercise its option and that it will make payment for the stock to be thus purchased upon delivery to it at its principal office in the County of St. Louis, State of Missouri or such other place as the corporation shall designate by notice in writing to stockholders of record, of the certificates therefor, properly endorsed for transfer, accompanied by such instruments as the corporation may deem necessary, and such stockholder, or his executors or administrators as the case may be, shall forthwith surrender and deliver at said office the certificates for said stock duly endorsed in blank, accompanied by such instruments, and shall be entitled to receive payment (which payment may be by check) of the purchase price therefor as determined pursuant to the provisions of paragraph (a) of this Section B.

               "(e) In the event that the corporation shall purchase any of the Common Stock upon exercising any of the aforesaid options, the corporation may purchase such stock in the name and for the account of any employee of the corporation or of a subsidiary corporation with funds provided by any such party, or at its option, if it has funds available for the purpose, the corporation may purchase the shares for its own account and deposit them in its treasury, and may resell from time to time any or all such shares purchased for its own account for such price or prices, and to such employee or employees of the corporation or of a subsidiary corporation as the board of directors may determine, or at the option of the board of directors, any or all of such shares may be retired or canceled in any manner permitted by law.

               "(f) Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock if and when declared by the board of directors out of any funds of the corporation legally available therefor.

               "(g) Except as otherwise in the certificate of incorporation as amended provided, the holders of the Common Stock shall have exclusive voting power for the election of directors and upon all other matters that may be submitted to the stockholders for their vote or consent.

          "C. No stockholder (whether a holder of Preferred or Common Stock) shall hypothecate or pledge any stock except under an agreement of hypothecation or pledge with the pledgee containing the following provisions together in the following sequence:

          `In the event of the death of the pledgor or in the event that he ceases to be an employee of Graybar Electric Company, Inc. or of a subsidiary corporation for any cause other than death or retirement on a pension, Graybar Electric Company, Inc. shall have the same right to purchase any or all of the pledged stock as it would have had if the stock had not been pledged, and may make payment therefor to the pledgee or any party presenting the certificates therefor, properly endorsed for transfer. The provisions of the certificate of incorporation of the corporation relating to the rights of the corporation to such stock and the price to be paid therefor are set forth on the back of the stock certificates pledged and the pledgee has notice thereof.

          `In the event that the pledgor shall be in default under the pledge, Graybar Electric Company, Inc. shall have an option, good until the expiration of thirty (30) days from the time written notice of such default is served upon said corporation by the pledgee, to take over the stock pledged and the debt to secure which such stock has been pledged, upon payment to the pledgee of the amount then owing on said debt, and no sale shall be made by the pledgee under said pledge until such option has expired.

          `In the event that the pledgor shall be in default under the pledge and the amount then owing on the debt shall exceed the price at which Graybar Electric Company, Inc. would be entitled to purchase stock under option given to it in case the pledgor should desire to sell same, said corporation shall have the right, good until the expiration of thirty (30) days from the time written notice is served upon said corporation by the pledgee, to redeem or purchase such stock, at said option price, and may make payment therefor to the pledgee or any party presenting the certificates therefor properly endorsed for transfer, and no sale shall be made by the pledgee until such option has expired.

          `No other provisions in the hypothecation or pledge shall in any way affect the rights given in the three preceding paragraphs, and by accepting the pledge the pledgee agrees to carry out and be bound by the provisions of the three preceding paragraphs and of the certificate of incorporation as amended of Graybar Electric Company, Inc.

          `Any right or option in the corporation to purchase, redeem, take over or otherwise acquire any stock of the corporation shall, in accordance with the provisions of the certificate of incorporation as amended, also accrue to and may be exercised by any person, persons, firm or corporation designated by the corporation to purchase or acquire such stock or any part thereof.

          `It is understood that the certificate of incorporation of Graybar Electric Company, Inc. also provides, in substance, that if any party shall claim or establish ownership of or any interest in shares of stock of the corporation and if such ownership or interest is the result of a sale or transfer in breach of the provisions of the certificate of incorporation, such shares or interest shall at the option of the corporation be subject at all times to purchase by said corporation at prices and under terms and conditions set forth in or to be determined as provided in said certificate of incorporation.'

     "In the event that the corporation shall have exercised any such option to take over any stock which shall have been pledged or hypothecated and the debt to secure which such stock has been pledged, the corporation shall have the right, at any time after the expiration of thirty (30) days after written notice mailed to the holder of record of the pledged stock at his address as shown on the books of the corporation, to purchase said stock by paying or tendering to the pledgor the difference, if any, between the amount paid by the corporation to the pledgee in taking over said stock, together with interest to the time of such purchase, and the price which the corporation would be required to pay to purchase said stock in case of sale by the stockholder to the corporation under the provisions of paragraph (e) of Section A or paragraph (a) of Section B, as the case may be; provided, however, that at any time prior to such purchase of said stock by the corporation the pledgor may redeem said stock from the corporation by paying to the corporation the amount which the corporation paid to the pledgee in taking over the said stock, together with interest thereon. All such interest shall be computed at the rate of six per cent (6%) per annum.

     "In the event that the corporation shall have exercised its option to take over any stock which shall have been pledged or hypothecated, and the debt to secure which the stock has been pledged, the corporation shall, in addition to any rights herein granted, be subrogated to all the rights of the pledgee of said stock.

     "No pledge or hypothecation of any stock of the corporation, except in accordance with the foregoing conditions, shall in any way affect the right of the corporation to treat the stock as if it had not been pledged, whether in the hands of the pledgee or any subsequent holder whose title is through the pledgee or through any sale or transfer resulting from the pledge.

     "D. All certificates of Preferred and Common Stock of the corporation shall contain or have endorsed thereon the provisions of the certificate of incorporation as amended in respect of the sale, transfer and pledge of stock, and all voting trust certificates or other certificates of interest covering stock of the corporation issued under a voting trust agreement or other agreement to which the corporation may be a party shall likewise contain or have endorsed thereon said provisions. No transfers of stock shall be recorded on the books of the corporation unless effected in accordance with the provisions of the certificate of incorporation as amended. Each holder of a certificate of stock of the corporation shall be charged with notice of the provisions of the certificate of incorporation of the corporation as amended and shall by receiving any such stock certificate be deemed to assent to and be bound by all of the provisions of the certificate of incorporation as amended.

     "If for any reason whatsoever any party to whom a sale or transfer has been made in breach of any of the provisions of the certificate of incorporation as amended should claim or establish ownership of or any interest in any shares of stock of the corporation, such shares shall thereupon become subject to redemption or purchase at any and all times thereafter at the option of the corporation, whether in the hands of such party or any subsequent transferee, immediate or remote, upon mailing thirty
(30) days notice of the election of the corporation to redeem or purchase such shares to the then holder of record at its address as it appears upon the stock books of the corporation or the books of the voting or other trustees at the price provided in paragraph (e) of Section A or paragraph (a) of Section B hereof, as the case may be, and the corporation may redeem or purchase any such shares upon paying the price specified.

     "The corporation shall withhold any dividends and refuse to permit the exercise of any voting right upon any shares transferred in violation of the provisions of the certificate of incorporation as amended or in regard to which there has been any default in notifying the corporation of the stockholder's desire to sell his stock in order to give the corporation opportunity to exercise its option to purchase, or default in delivery of stock after the corporation has given notice of its election to exercise any option to purchase.

     "Whenever herein the corporation shall be given any right or option to purchase, redeem or otherwise acquire any shares of stock of the corporation in any manner whatsoever, such rights shall also accrue and may be exercised by any person, persons, firm or corporation designated by the corporation to purchase or acquire such stock or any part thereof.

     "If any one or more provisions of Section A, B or C or of this Section D shall be declared to be invalid, it shall not affect the validity of any other provisions of said sections or this section or of the certificate of incorporation as amended, nor shall the fact that any shares of the corporation shall be held at any time by any party not entitled to hold the same or from whom the corporation might purchase the same under the provisions of this Section D relieve any other stockholder from compliance with the terms of the provisions of Sections A, B, and C and of this Section D.

     "The term `employee' as used in Sections A and B shall be deemed to include salaried officers. The term `subsidiary' or `subsidiary company' as used in the certificate of incorporation as amended shall be deemed to mean any company seventy-five percent (75%) of whose outstanding shares of equity stock, as hereinafter defined, shall be owned by the corporation or by another subsidiary. The term `equity stock' as herein used means the outstanding class or classes of shares entitled upon liquidation of a company to the final distribution of all assets remaining after the payment and discharge of all obligations and after payment and distribution to all classes of shares entitled to priority on the distribution of assets.

     "E. No stockholder of any class of the corporation shall as such be entitled as of right to purchase or subscribe for stock of any class of the corporation, whether authorized by this Certificate of Increase in Number and Classification of Shares or by any amendment to the certificate of incorporation or to purchase or subscribe for any other securities of the corporation whether or not such securities may be convertible into stock of any class of the corporation."

     In the event of a pledge of this Voting Trust Certificate, there shall be inserted in the agreement of pledge the following provisions, which are based upon the provisions of the Certificate of Incorporation of the Corporation governing pledges of certificates representing shares of Common Stock:

     "In the event of the death of the pledgor or in the event that he ceases to be an employee of Graybar Electric Company, Inc. or of a subsidiary corporation, for any cause other than death or retirement on a pension, Graybar Electric Company, Inc. shall have the same right to purchase any or all of the pledged voting trust certificates as it would have had if said certificates had not been pledged, and may make payment therefor to the pledgee or any other party presenting the said certificates properly endorsed for transfer. The provisions of the certificate of incorporation, as amended, of the corporation relating to the rights of the corporation to such voting trust certificates and the price to be paid therefor are set forth on the back of the voting trust certificates pledged and the pledgee has notice thereof.

     "In the event that the pledgor shall be in default under the pledge, Graybar Electric Company, Inc. shall have an option, good until the expiration of thirty (30) days from the time written notice of such default is served upon said corporation by the pledgee, to take over the voting trust certificates pledged and the debt to secure which such voting trust certificates have been pledged, upon payment to the pledgee of the amount then owing on said debt, and no sale shall be made by the pledgee until such option has expired.

     "In the event that the pledgor shall be in default under the pledge and the amount then owing on the debt shall exceed the price at which Graybar Electric Company, Inc. would be entitled to purchase voting trust certificates under the option given to it in the preceding paragraph, said corporation shall have the right, good until the expiration of thirty (30) days from the time written notice is served upon said corporation by the pledgee, to purchase such voting trust certificates at the per share price at which said corporation would have an option to purchase the Common Stock represented by such voting trust certificates in case the pledgor should desire to sell the same, and may make payment therefor to the pledgee or any other party presenting the said voting trust certificates properly endorsed for transfer, and no sale shall be made by the pledgee until such option has expired.

     "No other provisions in the hypothecation or pledge shall in any way affect the rights given in the three preceding paragraphs, and by accepting the pledge the pledgee agrees to carry out and be bound by the provisions of the three preceding paragraphs and of the certificate of incorporation, as from time to time amended, of Graybar Electric Company, Inc. and of the voting trust agreement under which the pledged voting trust certificates are issued.

     "Any right or option in Graybar Electric Company, Inc. to purchase, take over or otherwise acquire any voting trust certificates shall also accrue to and may be exercised by any person, persons, firm or corporation designated by the corporation to purchase or acquire such voting trust certificates or any part thereof.

     "It is understood that the voting trust agreement under which the pledged voting trust certificates are issued provides in substance that if any party shall claim or establish ownership of voting trust certificates of the corporation and if such ownership or interest is the result of a sale or transfer in breach of the provisions of the certificate of incorporation which are applicable to voting trust certificates pursuant to the terms of such voting trust certificates, such voting trust certificates shall at the option of the corporation be subject at all times to purchase by said corporation at prices and under terms and conditions set forth in or to be determined as provided in said certificate of incorporation with respect to the Common Stock represented by such voting trust certificates."

   [FORM OF ASSIGNMENT ON REVERSE OF VOTING TRUST CERTIFICATE]

     FOR VALUE RECEIVED,                     hereby sells, assigns and
transfers, in accordance with and subject to the provisions set forth above, unto the within Voting Trust Certificate and
all rights and interests represented thereby, and does hereby irrevocably constitute and appoint attorney to transfer the same on the register maintained by the Voting Trustees, with full power of substitution in the premises.

Dated



                     ---------------------------------------------------


ATTEST:



-------------------------------------

NOTE: The signature to this assignment must correspond in every particular with the name of the registered holder appearing on the face of this Voting Trust Certificate.

     SECTION 3.02. Execution. The Voting Trust Certificates shall have affixed thereto the manual or facsimile signature of at least one of the Voting Trustees and at least one of the Agents. In case any person who has signed a Voting Trust Certificate or whose facsimile signature has been placed thereon shall have ceased to be a Voting Trustee or Agent before such Voting Trust Certificate is issued, it may be issued as if he were a Voting Trustee or Agent at the date of issue.

     SECTION 3.03. Exchange, Registration and Registration of Transfer. (a) Subject to the limitations on transfer set forth in the Certificate of Incorporation, in Article IV hereof and in the Voting Trust Certificates, a Voting Trust Certificate may be transferred, and such transfer shall be registered on the register maintained by the Voting Trustees for that purpose pursuant to the provisions of Section 3.03(b) hereof, by surrendering such Voting Trust Certificate in the manner set forth in Section 3.03(b) hereof to the Voting Trustees at the executive offices of the Corporation. Upon such surrender, the Voting Trustees will execute and deliver a new Voting Trust Certificate in accordance with the proper instructions of the transferor.

     (b) The Voting Trustees shall maintain, at the executive offices of the Corporation, a register or registers (the "Register") in which, subject to such reasonable regulations as they may prescribe, the Voting Trustees shall register the original issuance of Voting Trust Certificates and shall register the transfer of Voting Trust Certificates pursuant to the provisions of this Voting Trust Agreement. The Register shall show the name and address of each Participating Shareholder. All Voting Trust Certificates presented or surrendered for registration of transfer or exchange shall be duly endorsed by the Participating Shareholder or his attorney duly authorized in writing, or shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Voting Trustee, duly executed by the registered holder or by his duly authorized attorney. The Voting Trustees may appoint one or more transfer agents or registrars (who may be the Agents or other employees of the Corporation) to maintain the Register pursuant to this Section 3.03(b).

     (c) No service charge shall be made for any registration of transfer or exchange of any Voting Trust Certificate, but the Voting Trustees may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

     (d) Prior to due presentment of Voting Trust Certificates for registration of transfer on the Register, the Voting Trustees shall not be bound to recognize any equitable or other claim to or interest in any Voting Trust Certificate on the part of any person other than the registered holder thereof, whether or not the Voting Trustees shall have notice of such claim or interest.

     (e) The Voting Trustees may make such rules and regulations as they deem expedient and proper concerning registration of transfer of Voting Trust Certificates, and may close the Register against transfers at any time or times that the Corporation properly closes its record of Shareholders against transfers of Stock Certificates. Any record date fixed by the Corporation for the purpose of determining Shareholders entitled to receive any payment or distribution shall be used by the Voting Trustees in determining Participating Shareholders entitled to receive such payment or distribution pursuant to the provisions of this Voting Trust Agreement.

     SECTION 3.04. Mutilated, Destroyed, Lost or Stolen Voting Trust Certificates. In case any Voting Trust Certificate shall become mutilated or be destroyed, lost or stolen, the Voting Trustees may, in their discretion, issue and deliver a new Voting Trust Certificate representing the same number of shares of Common Stock in exchange and substitution for the mutilated Voting Trust Certificate, or in lieu of and in substitution for the Voting Trust Certificate so destroyed, lost or stolen, upon the production of evidence of such destruction, loss or theft satisfactory to the Voting Trustees and upon receipt of indemnity satisfactory to them, and upon compliance with such reasonable regulations as the Voting Trustees may prescribe.

                           ARTICLE IV


            CONCERNING THE PARTICIPATING SHAREHOLDERS

     SECTION 4.01. Rights of Participating Shareholders. Except as provided in this Voting Trust Agreement, the Participating Shareholders shall have all the rights, powers and privileges of the Non-participating Shareholders, and shall be subject to and bound by the provisions of the Certificate of Incorporation to the same extent as the Non-participating Shareholders, with the same effect as if Voting Trust Certificates were Stock Certificates; and the Corporation shall have the same rights with respect to Voting Trust Certificates as are set forth in the Certificate of Incorporation with respect to Stock Certificates.

     SECTION 4.02. Voting. (a) During the term of this Voting Trust Agreement, the Participating Shareholders shall have no right, except as provided in Section 4.02(b) hereof, to vote on or consent to the election of directors of the Corporation or the ratification, approval or disapproval of any action or proposed action of the Corporation; and all such right shall be vested in, and may in their discretion be exercised by, the Voting Trustees.

     (b) Notwithstanding the provisions of Section 4.02(a) hereof, the Voting Trustees shall have no right to vote on or consent to the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets or its dissolution and liquidation, unless Participating Shareholders holding Voting Trust Certificates representing at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement shall have consented thereto in writing or at a meeting of such Participating Shareholders duly called for such purpose pursuant to the provisions of Section 4.11 hereof.

     SECTION 4.03. Dividends. (a) All dividends paid in respect of shares of Common Stock deposited with the Voting Trustees shall be paid to the Voting Trustees as the owners of record.

     (b) The Voting Trustees will (i) pay or cause to be paid to the registered holder of each Voting Trust Certificate amounts equal to any cash dividends paid to the Voting Trustees on shares of Common Stock deposited with the Voting Trustees hereunder on his behalf or (ii) from time to time deliver to the Corporation assignments and orders for payment of all such cash dividends to such Participating Shareholder.

     (c) If any dividend in respect of shares of Common Stock deposited under this Voting Trust Agreement is paid in Common Stock, the Voting Trustees shall hold, subject to the terms of this Voting Trust Agreement, the certificates for shares of Common Stock which are received by them on account of such dividend; and the Voting Trustees shall deliver to the registered holder of each Voting Trust Certificate representing Common Stock on which such stock dividend shall have been paid an additional Voting Trust Certificate pursuant to the provisions of Section 2.02(b) hereof for the number of shares of Common Stock received as such dividend with respect to the shares of Common Stock represented by such Voting Trust Certificate.

     (d) If any dividend or other distribution in respect of shares of Common Stock deposited under this Voting Trust Agreement is paid other than in cash or Common Stock, the Voting Trustees shall distribute or cause to be distributed the same among the registered holders of Voting Trust Certificates ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates.

     SECTION 4.04. Subscription Offers. If the Corporation shall offer to Shareholders the right to subscribe for any shares of Common Stock, the Voting Trustees shall mail notice of such offer to the Participating Shareholders. Each Participating Shareholder who determines to subscribe for additional shares of Common Stock shall request the Voting Trustees to subscribe for such additional shares on his behalf. The Voting Trustees, upon timely receipt from any Participating Shareholder of such a request and the money required to pay for the shares of Common Stock subscribed for, will make such subscription and payment. Upon receipt of Stock Certificates representing the shares of Common Stock so subscribed for, the Voting Trustees will issue to such Participating Shareholder one or more Voting Trust Certificates pursuant to the provisions of Section 2.02(b) hereof.

     SECTION 4.05. Employee Plans. (a) If any Participating Shareholder, pursuant to the terms of any employee plan (including any Common Stock Purchase Plan of the Corporation, stock option plan or otherwise), shall acquire additional shares of Common Stock, such Participating Shareholder, in consideration of the mutual covenants of all Participating Shareholders, shall direct the Corporation to deposit the Stock Certificates representing such additional shares of Common Stock with the Voting Trustees.

     (b) The Voting Trustees, upon receipt of Stock Certificates pursuant to the provisions of Section 4.05(a) hereof, will issue to such Participating Shareholder one or more additional Voting Trust Certificates pursuant to the provisions of Section 2.02(b) hereof.

     SECTION 4.06. Recapitalization or Reclassification of Common Stock. In the event of a recapitalization of the Corporation or reclassification of the Common Stock, the Voting Trustees shall hold, subject to the terms of this Voting Trust Agreement, the certificates for any voting stock of the Corporation issued in respect of the Common Stock. Voting Trust Certificates issued and outstanding under this Voting Trust Agreement at the time of such recapitalization or reclassification may remain outstanding or the Voting Trustees may, in their discretion, substitute for such Voting Trust Certificates new voting trust certificates in appropriate form, and the term "Common Stock" as used herein and in Voting Trust Certificates shall include the voting stock received on account of such recapitalization or reclassification in respect of the Common Stock.

     SECTION 4.07. Dissolution of the Corporation. In the event of the dissolution and liquidation of the Corporation, whether voluntary or involuntary, the Voting Trustees as the owners of record shall receive the money, securities, rights or property to which the holders of Common Stock are entitled in respect of the shares of Common Stock deposited under this Voting Trust Agreement and shall distribute or cause to be distributed the same among the registered holders of the Voting Trust Certificates ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates.

     SECTION 4.08. Reorganization of the Corporation. In the event the Corporation is merged or consolidated into another corporation, the Voting Trustees shall, depending on the terms of the agreement authorizing such transaction, either (i) receive and hold under the terms of this Voting Trust Agreement any shares of voting stock of the successor corporation received on account of such merger or consolidation in respect of the shares of Common Stock deposited under this Voting Trust Agreement (in which case Voting Trust Certificates issued and outstanding under this Voting Trust Agreement at the time of such merger or consolidation may remain outstanding or the Voting Trustees may, in their discretion, substitute for such Voting Trust Certificates, new voting trust certificates in appropriate form, and the terms "Common Stock" and "Corporation" as used herein and in Voting Trust Certificates shall include any shares of voting stock of the successor corporation received on account of such merger or consolidation in respect of shares of Common Stock of the Corporation and such successor corporation, respectively) and distribute or cause to be distributed any money, other securities, rights or property so received among the registered holders of Voting Trust Certificates ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates, or (ii) distribute or cause to be distributed such voting stock, together with any money, other securities, rights or property so received, among the registered holders of Voting Trust Certificates ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates.

     SECTION 4.09. Restrictions on Transfer. With respect to the sale, transfer, pledge or other disposition of Voting Trust Certificates or any right or interest therein, the Voting Trust Certificates shall be deemed to be, and shall be treated in all respects as if they are, Stock Certificates; and the Participating Shareholders, the Voting Trustees, the Corporation and all other persons shall be bound by and subject to the provisions of the Certificate of Incorporation with respect to the sale, transfer, pledge, or other disposition of Voting Trust Certificates in all respects as if the Voting Trust Certificates were Stock Certificates.

     SECTION 4.10. Exchange of Voting Trust Certificates for Stock Certificates. (a) Upon termination of the 1997 Voting Trust as provided in Section 6.04 hereof, the Voting Trustees will mail notice of such termination to the Participating Shareholders. From the date of termination specified in such notice, holders of Voting Trust Certificates shall have no rights under this Voting Trust Agreement other than the right to receive, upon surrender of Voting Trust Certificates, Stock Certificates representing the number of shares of Common Stock deposited with the Voting Trustees hereunder for which Voting Trust Certificates were issued.

     (b) Any Stock Certificates deposited with the Voting Trustees under this Voting Trust Agreement that are not delivered to Participating Shareholders pursuant to the provisions of Section 4.10(a) hereof within 60 days from the termination of the 1997 Voting Trust shall be deposited with the Corporation and any Participating Shareholder entitled to receive Stock Certificates in exchange for Voting Trust Certificates shall thereafter look only to the Corporation for distribution thereof, and all liability of the Voting Trustees with respect thereto shall thereupon cease.

     SECTION 4.11.  Meetings of Participating Shareholders.  (a)
A meeting of Participating Shareholders may be called at any time and from time to time for any of the following purposes:

          (i)  to consent to the amendment of this Voting Trust
     Agreement pursuant to the provisions of Section 6.03 hereof, or to the termination or extension of the 1997 Voting Trust pursuant to the provisions of Section 6.04 hereof;

          (ii) to consider authorizing the Voting Trustees to vote on the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets or its liquidation and dissolution as provided in Section 4.02(b); and

          (iii) to remove any one or more of the Voting Trustees pursuant to Section 5.01(d) hereof.

     (b) A meeting of the Participating Shareholders may be called by one or more of the Voting Trustees or by the holders of Voting Trust Certificates representing at least 25% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

     (c) Meetings of the Participating Shareholders shall be held at the executive offices of the Corporation or at such other place designated in the notice of such meeting. Notice of every such meeting, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed by the Voting Trustees, not less than 20 nor more than 60 days prior to the date fixed for the meeting, to the Participating Shareholders at their addresses as shown on the Register. Participating Shareholders may vote by proxy at any such meeting.

     (d) Any action permitted to be taken at a meeting of Participating Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, shall be signed by Participating Shareholders holding Voting Trust Certificates representing the minimum number of shares of Common Stock necessary to approve such action under the provisions of this Voting Trust Agreement.

                            ARTICLE V

                 CONCERNING THE VOTING TRUSTEES

     SECTION 5.01. Appointment and Qualification; Vacancies. (a) Each of Carl L. Hall, Richard H. Haney, Golden W. Harper, Robert L. Mygrant and Richard D. Offenbacher is hereby named and appointed a Voting Trustee of the 1997 Voting Trust, to hold such office until his resignation or earlier disqualification, removal from office or death.

     (b) No person shall be qualified to be named and appointed a Voting Trustee, and no person shall continue to hold his appointment as a Voting Trustee, unless such person is an employee of the Corporation. Any Voting Trustee who shall at any time cease to be an employee of the Corporation for any cause, including retirement on a pension, shall thereupon cease to be a Voting Trustee without any action being taken hereunder.

     (c) Any Voting Trustee may at any time resign by giving written notice to the other Voting Trustees and to the Corporation. Such resignation shall be effective upon receipt thereof by the Corporation.

     (d) The Participating Shareholders may at any time remove any Voting Trustee from office by vote at a meeting by Participating Shareholders holding Voting Trust Certificates representing at least 66 2/3% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement and by delivering notice thereof to the other Voting Trustees and the Corporation.

     (e) Vacancies in the office of Voting Trustee occurring as a result of the resignation or earlier disqualification, removal from office or death of one or more of the Voting Trustees named in
Section 5.01(a) hereof or a successor Voting Trustee appointed pursuant to the provisions of this Section 5.01(e) shall be filled by the action of a majority of the remaining Voting Trustees then in office; provided, however, that in the event that at any time there shall be less than three Voting Trustees in office, the vacancies shall be filled by the Board of Directors of the Corporation. Any Voting Trustee who has been removed by the Participating Shareholders pursuant to Section 5.01(d) hereof shall not thereafter be appointed a Voting Trustee without the vote at a meeting by Participating Shareholders holding Voting Trust Certificates representing at least 66 2/3% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement. Any appointment of a successor Voting Trustee shall become effective upon acceptance.

     SECTION 5.02.  Rights and Powers.  (a)  The Voting Trustees
(i) shall surrender the Stock Certificates deposited with them under this Voting Trust Agreement to the Corporation for cancellation, and (ii) shall request the Corporation to issue, and the Corporation shall issue, one or more Stock Certificates registered in the names of the Voting Trustees representing the aggregate number of shares of Common Stock so surrendered and canceled. The Voting Trustees thereupon, as the registered owners of such Common Stock, (x) shall have and may in their discretion exercise all rights, subject to the provisions of Section 4.02(b) hereof, to vote on or consent to the election of directors of the Corporation or the ratification, approval or disapproval of any action or proposed action of the Corporation and (y) shall be entitled to receive all dividends, payments and distributions in respect of the Stock Certificates deposited hereunder, subject to the provisions of Section 4.03(b) and (d) hereof.

     (b) In exercising the rights granted in clause (x) of Section 5.02(a) hereof, the Voting Trustees shall exercise their best judgment from time to time (i) in securing the election of suitable directors for the Corporation, to the end that its business and affairs properly shall be managed, and (ii) in voting on or consenting to other matters.

     (c) Any action required or permitted to be taken by the Voting Trustees may be taken with or without a meeting by the vote or written consent of a majority of the Voting Trustees.

     (d) The Voting Trustees may be, and may vote for themselves as, members of the Board of Directors of the Corporation. No person shall be disqualified from acting as a Voting Trustee by reason of any personal interest, either direct or indirect, in the Corporation and any Voting Trustee or affiliate of a Voting Trustee may deal with the Corporation as fully as though he were not a Voting Trustee.

     SECTION 5.03. Limitation on Liability; Indemnification. (a) The Voting Trustees will exercise their best judgment in exercising the rights and powers and in performing the duties and obligations set forth in this Voting Trust Agreement. The Voting Trustees may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys (including, without limitation, Agents, transfer agents or registrars) and the Voting Trustees shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by the Voting Trustees hereunder. No Voting Trustee or agent or attorney of such Voting Trustee (including, without limitation, Agents, transfer agents and registrars) will incur any liability with respect to any action taken or omitted by him in good faith and believed by him to be authorized or within the discretion or rights or powers conferred upon the Voting Trustees or such agents or attorneys by this Voting Trust Agreement. The Voting Trustees and their agents and attorneys (including, without limitation, Agents, transfer agents and registrars) shall not be liable to the Participating Shareholders or the Corporation except for their individual willful misconduct.

     (b) No provisions of this Voting Trust Agreement shall be construed to relieve any Voting Trustee or any such agent or attorney from liability for his own willful misconduct. No Voting Trustee shall be liable with respect to misconduct or negligence of any other Voting Trustee. The duties and obligations of the Voting Trustees shall be determined solely by the express provisions of this Voting Trust Agreement and no Voting Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth in this Voting Trust Agreement, and no implied covenants or obligations shall be read into this Voting Trust Agreement against the Voting Trustees.

     (c) The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates, to indemnify each Voting Trustee and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) for, and to hold him harmless against, any tax, loss, liability or expense incurred for any reason other than his own individual willful misconduct, arising out of or in connection with the acceptance or administration of the 1997 Voting Trust, and the performance of his duties and obligations hereunder and the exercise of his rights and powers hereunder, including the costs and expenses of defending himself against any claim of liability. The obligations under this Section 5.03(c) of the Corporation and the Participating Shareholders to indemnify the Voting Trustees and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders, as the case may be.

     (d) The Voting Trustees may consult with counsel, who may be counsel to the Corporation, and the written advice or opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Voting Trustees hereunder in good faith and in reliance thereon.

     (e) The Voting Trustees may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper believed to be genuine and to have been signed or presented by the proper party or parties.

     SECTION 5.04. Compensation and Expenses. (a) The Voting
Trustees shall not be entitled to receive any compensation for their services as Voting Trustees hereunder.

     (b) The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Certificates, to pay or reimburse the Voting Trustees upon request for all reasonable expenses, disbursements or advances incurred or made by the Voting Trustees in accordance with any of the provisions of this Voting Trust Agreement (including the reasonable compensation and expenses and disbursements of their counsel and any agents or attorneys (including, without limitation, Agents, transfer agents or registrars) acting for the Voting Trustees) except any such expense, disbursement or advance as may arise from the willful misconduct of the Voting Trustees. The obligations under this
Section 5.04(b) of the Corporation and the Participating
Shareholders to pay or reimburse the Voting Trustees for expenses, disbursements and advances shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders, as the case may be.


                           ARTICLE VI

                          MISCELLANEOUS

     SECTION 6.01. Appointment of Agents. (a) The Voting Trustees shall appoint two employees of the Corporation to serve as Agents of the Voting Trustees by delivering written notice to the Corporation to that effect. Each of such persons shall hold such office until his resignation or earlier disqualification, removal from office or death. The Voting Trustees may fill vacancies in the office of Agent and may in their discretion from time to time appoint one or more additional Agents by delivering written notice to the Corporation to that effect.

     (b) The Agents shall have full power and authority to perform any of the acts set forth in Article III of this Voting Trust
Agreement and to exercise any power properly delegated to such Agent by one or more of the Voting Trustees in connection therewith.

     (c) No person shall be named and appointed an Agent, and no person shall continue to hold his appointment as an Agent, unless such person is an employee of the Corporation. Any Agent who shall at any time cease to be an employee of the Corporation for any cause, including retirement on a pension, shall thereupon cease to be an Agent without any action being taken hereunder.

     (d) Any Agent may at any time resign by giving written notice to the Voting Trustees and to the Corporation, and the Voting Trustees may at any time remove any Agent with or without cause by delivering to the Agent and the Corporation written notification to that effect.

     SECTION 6.02. Deposit of Stock Certificates. The Stock Certificates delivered to the Voting Trustees by the Corporation pursuant to the provisions of Section 5.02(a) hereof shall be deposited, within a reasonable time after receipt thereof by the Voting Trustees, either in a safe deposit box rented by the Voting Trustees or with a depositary bank or trust company located in the County of St. Louis, State of Missouri.

     SECTION 6.03. Amendment. This Voting Trust Agreement may be amended or modified at any time and from time to time by an instrument or instruments in writing executed by the Corporation and at least a majority of the Voting Trustees and consented to by Participating Shareholders holding Voting Trust Certificates representing at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

     SECTION 6.04. Termination and Extension. (a) Unless sooner terminated as provided in Section 6.04(b) hereof or extended as provided in Section 6.04(c) hereof, the 1997 Voting Trust will terminate on March 31, 2007.

     (b) The 1997 Voting Trust may be terminated at any time by the affirmative vote of at least a majority of the Voting Trustees or of Participating Shareholders holding Voting Trust Certificates representing at least 75% of the shares of Common Stock deposited with the Voting Trustees under this Voting Trust Agreement.

     (c) Provided that the 1997 Voting Trust has not been terminated theretofore, at any time within six months prior to the termination of the 1997 Voting Trust pursuant to the provisions of
Section 6.04(a) hereof or, if the 1997 Voting Trust shall have been extended pursuant to the provisions of this Section 6.04(c), then within six months prior to such extended termination date, one or more Participating Shareholders may, by agreement in writing with the Voting Trustees and the Corporation, extend the duration of the 1997 Voting Trust for an additional period not to exceed ten years. Such agreement to extend the duration of the 1997 Voting Trust shall not be binding upon any Shareholder who is not a party thereto.

     SECTION 6.05. Notices. All notices, consents, requests, instructions and other communications provided for herein shall be in writing and shall be deemed to have been sufficiently given or served, for all purposes, if given or served:

          (i) to the Participating Shareholders, at their respective addresses as shown on the Register;

          (ii) to the Voting Trustees, addressed to the Voting Trustees, c/o Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105-3882, if delivered other than by mail, or P.O. Box 7231, St. Louis, Missouri 63177-1231, if by mail; and

          (iii) to the Corporation, addressed to Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri
     63105-3882, if delivered other than by mail, or P.O. Box 7231, St. Louis, Missouri 63177-1231, if by mail;

or at such other address as shall be furnished by any party hereto to the other parties in such manner.

     SECTION 6.06. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     SECTION 6.07. Counterparts. This Voting Trust Agreement, and any document or instrument executed and delivered pursuant to the provisions of this Voting Trust Agreement may be executed by each Participating Shareholder, the Voting Trustees and the Corporation in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts shall together constitute but one and the same instrument.

     SECTION 6.08. Governing Law. This Voting Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 6.09. Severability. Any provision of this Voting Trust Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 6.10. Headings; Table of Contents. The headings and the table of contents in this Voting Trust Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.



                  ---------------------------------------------------------
                                   Carl L. Hall



                  ---------------------------------------------------------
                                   Richard H. Haney



                  ---------------------------------------------------------
                                   Golden W. Harper



                  ---------------------------------------------------------
                                   Robert L. Mygrant



                  ---------------------------------------------------------
                                   Richard D. Offenbacher


                  GRAYBAR ELECTRIC COMPANY, INC.


                            By: -------------------------------------------


                  PARTICIPATING SHAREHOLDERS


                            By: -------------------------------------------
                                As Attorney-in-Fact for each of the individuals named on Schedule A annexed hereto.

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